Exhibit 10.38

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

STOCK INCENTIVE PLAN

OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded an option to purchase shares of Common Stock of Allscripts Healthcare Solutions, Inc. (the “Company”), pursuant to the terms and conditions of the Allscripts Healthcare Solutions, Inc. 2011 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement (the “Agreement”). Copies of the Plan and the Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company [insert number] shares of its Common Stock, par value $0.01 per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Option Date:	,

Exercise Price:	$ per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement, any other written agreement between the Company and Optionee or any other plan of the Company (as such plan may be amended from time to time), the Option shall vest (i) on the first anniversary of the Option Date with respect to one-fourth of the number of shares subject thereto on the Option Date, rounded down to the nearest whole share, (ii) on the second anniversary of the Option Date with respect to an additional one-fourth of the number of Options subject thereto on the Option Date, rounded down to the nearest whole share, (ii) on the third anniversary of the Option Date with respect to an additional one-fourth of the number of Options subject thereto on the Option Date, rounded down to the nearest whole share and (iv) on the fourth anniversary of the Option Date with respect to the remaining shares subject thereto on the Option Date, provided you remain continuously employed by the Company or a Subsidiary through the applicable vesting date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., Chicago time, on the seventh anniversary of the Option Date.

Acknowledgment, Acceptance and Agreement:	By accepting this award using the Company’s procedure for electronic acceptance, you acknowledge receipt of this Option Award Notice, the Agreement and the Plan, you accept the Option granted hereunder and you agree to be bound by the terms and conditions of this Option Award Notice, the Agreement and the Plan. The Option shall be null and void until you accept this award using the Company’s procedure for electronic acceptance.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

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ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the Option Award Notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Allscripts Healthcare Solutions, Inc. 2011 Stock Incentive Plan (the “Plan”), an option to purchase from the Company the number and class of shares of stock set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any Subsidiary thereof, collectively and individually. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement through the Company’s electronic acceptance procedures.

2. Time and Manner of Exercise of Option.

2.1 Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2 Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a) Termination as a Result of Optionee’s Death or Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s death or Disability, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date.

(b) Termination Other than for Cause, Death or Disability. If Optionee’s employment with the Company is terminated for any reason other than for Cause, death or Disability, the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(c) Termination by Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d) Disability. For purpose of this Option, “Disability” shall mean Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; provided, however, that if the term “Disability,” “disabled,” or a similar term is defined in an employment agreement between the Company and Optionee, the definition in the employment agreement shall apply for purpose of this Option.

(e) Cause. For purposes of this Option, “Cause” shall mean (i) the willful or grossly negligent failure by Optionee to perform his or her duties and obligations in any material respect, other than any such failure resulting from the disability of Optionee, (ii) Optionee’s conviction of a crime or offense involving the property of the Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; (iii) Optionee’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of the Company; or (iv) Optionee’s material violation of any generally recognized policy of the Company; provided, however, that if the term “Cause” is defined in an employment agreement between the Company and Optionee, the definition in the employment agreement shall apply for purpose of this Option.

(f) Notwithstanding the terms of this Section 2.2 and Section 3.5 below, in the event an employment agreement between the Company and Optionee provides terms and conditions for vesting and exercisability of the Option following termination of Optionee’s employment and such terms and conditions conflict with with this Section 2.2 or Section 3.5, then the terms of such employment agreement shall govern this Option.

2.3 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by Optionee (a) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 3.3, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.4 Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3. Additional Terms and Conditions of Option.

3.1 Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company or, to the extent permitted by the Company, to a trust or entity established by the Optionee for estate planning purposes, a charitable organization designated by the Optionee or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2 Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless the subsequent sale has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3 Withholding Taxes. (a) The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, upon the exercise of the Option, payment by Optionee of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such exercise of the Option (the “Required Tax Payments”).

(b) Optionee may satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered or an amount of cash which would otherwise be payable to the Optionee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee.

3.4 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the terms of the Option, including the number and class of securities subject hereto and the Exercise Price, shall be appropriately adjusted by the Committee, such adjustments to be made without an increase in the aggregate Exercise Price and in accordance with Section 409A of the Code. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.5 Change in Control. Unless otherwise provided in another written agreement between Optionee and the Company, in the event of a Change in Control in which the successor company (including the parent of any surviving corporation in a merger) assumes or substitutes the Option, if Optionee’s employment with such successor company (or a subsidiary thereof) is terminated within 24 months following such Change in Control (or within three months prior thereto in connection with the Change in Control) without Cause by the Company or the successor company or by Optionee for Good Reason, all restrictions, limitations and other conditions applicable to the Option outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall lapse and the Option shall become fully vested.

(a) For purposes of this Section 3.5, “Good Reason” shall mean (i) any significant diminution in Optionee’s responsibilities from and after the date of the Change in Control, (ii) any material reduction in the annual salary or target incentive cash compensation of Optionee from and after the date of the Change in Control or (iii) any requirement after the date of the Change in Control (or prior thereto in connection with the Change in Control) to relocate to a location that is more than fifty (50) miles from the principal work location of Optionee; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless Optionee provides written notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice; further provided, however, that if the term “Good Reason,” “Constructive Discharge,” or a similar term is defined in an employment agreement between the Company and Optionee, the definition in the employment agreement shall apply for purpose of this Option.

3.6 Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.7 Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Section 3, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 3.3.

3.8 Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

3.9 Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

4. Miscellaneous Provisions.

4.1 Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan, this Agreement or the Award Notice shall be final, binding and conclusive.

4.2 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.3 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Allscripts Healthcare Solutions, Inc., Attn: General Counsel, 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654, and if to

Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.4 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.5 Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.6 Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

4.7 Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. Optionee hereby acknowledges receipt of a copy of the Plan, and by accepting this Agreement in accordance with the Company’s electronic acceptance procedures, he or she agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.

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